Exhibit (g)(2)

Expense Limitation Agreement

This Expense Limitation Agreement effective as of the 1st day of December 2025 (the “Agreement”), by and among TCG Strategic Income Fund, a Delaware statutory trust (the “Fund”) and TCG Strategic Income Advisor LLC, a Delaware limited liability company (the “Adviser”).

Whereas, the Adviser acts as investment adviser to the Fund pursuant to an investment advisory agreement with the Fund dated December 1, 2025 (the “Investment Advisory Agreement”);

Now, Therefore, in consideration of the Fund engaging the Adviser pursuant to the Investment Advisory Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Registration Statement as currently in effect.

2.	The Adviser agrees with the Fund to waive its management fees and/or pay or absorb the ordinary operating expenses of the Fund (including, for the avoidance of doubt, any payments or reimbursements payable under the Administrative Services Agreement dated as of December 1, 2025 by and between the Fund and the Adviser) and the initial organizational and offering expenses of the Fund (excluding expenses directly related to the costs of making investments, including interest and structuring costs for borrowings and line(s) of credit, taxes, dividends, amortization/accretion and interest on securities sold short, brokerage commissions, acquired fund fees and expenses (if any), distribution and shareholder servicing fees, expenses related to litigation and potential litigation and extraordinary expenses (collectively, “Specified Expenses”)) to the extent necessary to ensure that total annual fund operating expenses do not exceed 2.50% per annum of the Fund’s average daily net assets attributable to each class of shares (the “Expense Limit”). If the Fund’s total annual fund operating expenses, exclusive of the Specified Expenses, in respect of any class of shares for any day, exceed the Expense Limit, the Adviser will waive its management fees and/or pay or absorb expenses to the extent necessary to eliminate such excess.

3.	In addition, the Adviser agrees that the aggregate organizational and offering expenses incurred by the Fund on or before the effective date of the Fund’s registration statement shall be borne by the Adviser.

4.	The Adviser agrees to waive its management fees and/or pay or absorb the ordinary operating expenses of the Fund as set forth in this Agreement for an initial term ending on January 31, 2027. Thereafter, this Agreement will automatically renew for successive annual terms, unless terminated as provided in Section 5 of this Agreement.

5.	This Agreement may be amended or terminated (i) at any time by the Board of Trustees upon 60 days’ prior written notice to the Adviser, or (ii) by the Adviser at the annual expiration date of the agreement upon 60 days’ prior written notice to the Fund, in each case without payment of any penalty. This Agreement will automatically terminate, with respect to the Fund, if the Investment Advisory Agreement for the Fund is terminated.

6.	To the extent that the Adviser waives its management fees, or pays or absorbs expenses to the Fund, such fees and expenses are not subject to recoupment.

7.	The Adviser acknowledges that the Fund will rely on this Agreement (i) in preparing and filing amendments to the registration statement for the Fund on Form N-2 with the U.S. Securities and Exchange Commission, (ii) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (iii) for certain other purposes and expressly permits the Fund to do so.

8.	This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”). To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 will control.

9.	This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signatures follow on next page]

In Witness Whereof, the parties to this Agreement have executed this Agreement as of the date first written above.

TCG STRATEGIC INCOME FUND a Delaware statutory Trust

By:	/s/ Peter McNitt
Name:	Peter McNitt
Title:	Principal Executive Officer

TCG STRATEGIC INCOME ADVISOR LLC a Delaware limited liability company

By:	/s/ Leonard M. Tannenbaum
Name:	Leonard M. Tannenbaum
Title:	Manager

[Signature Page to Expense Limitation Agreement]

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